EXHIBIT 99.1
MGI PHARMA RECEIVES APPROVABLE LETTER FOR SAFORIS™ (GLUTAMINE) POWDER IN UPTEC™ FOR ORAL SUSPENSION
MINNEAPOLIS—(BUSINESS WIRE)—Oct. 12, 2006—MGI PHARMA, INC. (NASDAQ:MOGN), a biopharmaceutical company focused in oncology and acute care, today announced it has received an approvable letter from the U.S. Food and Drug Administration (FDA) for Saforis™ (glutamine) Powder in UpTec™ for Oral Suspension, an investigational therapy for the treatment and prevention of oral mucositis. The FDA has requested an additional phase 3 trial to evaluate the efficacy of Saforis in the proposed indication.
“Based upon the FDA’s request, we will be evaluating options to maximize the value of Saforis,” said Lonnie Moulder, President and CEO of MGI PHARMA. “Our operating plans for next year did not anticipate a significant contribution from Saforis. We remain committed to achieving pro forma operating profitability in 2007 and executing on our core commercial and development initiatives.”
About MGI PHARMA
MGI PHARMA, INC. is a biopharmaceutical company focused in oncology and acute care that acquires, researches, develops and commercializes proprietary products that address the unmet needs of patients. MGI PHARMA markets Aloxi(R) (palonosetron hydrochloride) Injection, Dacogen™ (decitabine) for Injection and Gliadel(R) Wafer (polifeprosan 20 with carmustine implant) in the United States. MGI PHARMA directly markets its products in the U.S. and collaborates with partners to reach international markets. For more information, please visit www.mgipharma.com.
This news release contains certain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are typically preceded by words such as “believes,” “expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions. These forward-looking statements are not guarantees of MGI PHARMA’s future performance and involve a number of risks and uncertainties that may cause actual results to differ materially from the results discussed in these statements. Factors that might cause MGI PHARMA’s results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the ability of MGI PHARMA’s product candidates to be proven safe and effective in humans, to receive marketing authorization from regulatory authorities, and to ultimately compete successfully with other therapies; continued sales of MGI PHARMA’s marketed products; development or acquisition of additional products; reliance on contract manufacturing; changes in strategic alliances; continued access to capital; ability of MGI PHARMA to successfully complete the integration of Guilford with its existing operations; the risk that the perceived advantages of the Guilford transaction may not be achieved; and other risks and uncertainties detailed from time to time in MGI PHARMA’s filings with the Securities and Exchange Commission including its most recently filed Form 10-Q or 10-K. MGI PHARMA undertakes no duty to update any of these forward-looking statements.
CONTACT: MGI PHARMA, INC.
          Jennifer Davis, 212-332-4381
          ir@mgipharma.com
SOURCE: MGI PHARMA, INC.